Exhibit III
TRANSLATION
F/ 1652
TRUST ADMINISTRATION AND INVESTMENT AGREEMENT ENTERED INTO, ON THE ONE HAND, BY AT&T INTERNATIONAL, INC., HEREIN-AFTER REFERRED TO AS THE “SETTLOR”, REPRESENTED HEREIN BY JONATHAN PAUL KLUG; AND, ON THE OTHER, BY BANCO INBURSA, S.A., MULTIPLE BANKING INSTITUTION, INBURSA FINANCIAL GROUP, HEREINAFTER REFERRED TO AS “TRUSTEE”, REPRESENTED BY ITS DELEGATE TRUSTEE, C.P. JOSÉ ALEJANDRO MORALES SOTARRIBA, IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:
DECLARATIONS
I.	The SETTLOR declares through its legal representative that:
a)	It is a company duly constituted in accordance with the laws of the State of Delaware, United States of America.
b)	That its representative has the sufficient legal authority to bind it upon the terms and conditions of this Agreement.
c)	The execution of this Agreement and compliance with its obligations will not result in the default or violation of any applicable law, nor will it constitute an action prohibited by law.
d)	It is familiar with the bylaws of América Móvil, S.A.B. de C.V. (“AMX”).
e)	It has obtained the corporate approvals and authorizations of any other kind necessary for the entering into and performance of this Agreement.
f)	Unless the necessary authorizations have been obtained, at no time may any Series “L” shares representing equity capital of AMX that the Trustee acquires for the account and in furtherance of this Trust, or any that the Settlor may send to be included as part of the Trust Assets, [collectively] represent more than 9.9% (nine point nine percent) of the total shares issued by AMX.
g)	The assets and resources that it contributes to the Trust Assets, as such term is defined below, are of lawful origin and any that may be added later will also be of lawful origin.
h)	The Trustee has clearly and unequivocally pointed out the contents and legal scope of subsection b) of Section XIX of Article 106 of the Law of Credit Institutions and the importance and legal consequences of item 6 of Circular 1/2005 of the Bank of Mexico, both of which are transcribed word for word in subsection c) of Declaration II of this Agreement.

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i)	It wishes to transfer and deliver from time to time to the Trustee (i) certain sums of money in order for the Trustee to acquire Series “L” shares of AMX, and/or (ii) to contribute from time to time Series “L” shares of AMX to accomplish the objectives of this Trust.
II.	The Trustee declares through its delegate trustee that:
a) The company it represents is a corporation duly constituted in accordance with the laws of the United Mexican States, and is authorized to provide Bank and Credit services and is qualified to act as a trustee in accordance with Section XV of Article 46 of the Law of Credit Institutions and Article 385 of the General Law of Negotiable Instruments and Credit Transactions.
b) Its representative has sufficient authority to bind it under this Agreement, which authority has not been revoked, limited or modified in any way.
c) It attests that it made the Settlor aware in clear, unequivocal and precise terms, of the content and legal scope of subsection b) of Section XIX of Article 106 of the Law of Credit Institutions, which provides:
“ARTICLE 106. — It will be prohibited for Credit Institutions to:
...
XIX. In carrying out transactions referred to in Section XV of Article 46 of this Law:
...
b) To be liable to settlors, trustors or principals for the default of debtors, for loans granted or of issuers for securities that they may acquire, unless it is their fault as provided in the final part of Article 391 of the General Law of Negotiable Instruments and Credit Transactions, or to guarantee the receipt of gains on funds whose investment is entrusted to them.
If at the expiration of the trust, mandate or commission established for the granting of loans, such loans have not been repaid by the debtors, the institution shall transfer them to the settler or beneficiary, as applicable, or to the principal or trustor, and refrain from covering such payment.
In trust, mandate or commission agreements, the provisions set out in this subsection will be conspicuously inserted as an annotation, along with a declaration by the trustee to the effect that it unequivocally made any and all persons who have received assets or rights to be placed in trust aware of its contents.
Any agreement contrary to the provisions of the above subsections will null and void”

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Likewise and in furtherance of the provisions of item 5.5 of Circular 1/2005 of the Bank of Mexico, it explained in a clear, unequivocal and precise manner to the Settlor the importance and legal consequences of item 6 of Circular 1/2005 regarding the prohibitions to which the Trustee is subject and for that purpose item 6 of Circular 1/2005 is transcribed below:
“6.	Prohibitions.

6.1	In the creation of Trusts, Trust institutions will be prohibited from:
     a) Charging the trust assets prices different from those agreed upon at the time the relevant transaction was arranged for;
     b) Guaranteeing certain gains or prices by funds whose investment in entrusted to them, and
     c) Carrying out transactions on terms and conditions contrary to its internal policies and sound financial practices.
6.2	Trust Institutions may not enter into transactions with securities, credit instruments or any other financial instrument that do not comply with the specifications that have been agreed to in the corresponding Trust agreement .

6.3	Trust Institutions may not carry out any types of Trusts that are not authorized to be entered into under the laws and provisions that govern them.

6.4	In no case may Trust Institutions debit the trust assets for the payment of any sanction that may be imposed on such Trust Institutions by any authority.

6.5	With respect to guarantee Trusts, Bonding Institutions and Limited-Objective Financial Societies may receive only such assets and rights as are intended to guarantee the obligations involved.

6.6	Trust Institutions must observe the provisions of Article 106, Section XIX of the Law of Credit Institutions, 103 Section IX of the Securities Law, 62 Section VI of the General Law of Insurance Institutions and Mutual Societies, 60 Section VI Bis of the Federal Law of Bonding Institutions and 16 of the Organic Law of Rural Finance, applicable to each Institution.”
In light of the above, the Parties enter into the following Trust Agreement, which will be governed by the following:

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CLAUSES
FIRST.- DEFINITIONS. The terms written in initial capital letters will, as used in this instrument, have the meaning that is attributed to them below, in the understanding that such meanings will be applicable both to the singular and plural forms thereof:

“AMX”	means América Móvil, S.A.B. de C.V.

“Initial Contribution”:	means the contribution that the Settlor makes herein, in accordance with Clause SECOND hereof.

“MSE”	Means the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV))

“Cetes”:	means Treasury Certificates of the Federation [Mexican treasury certificates].

“Agreement” or “Trust”:	means this Trust Administration and Investment Agreement, including any amendment and/or addition that might be made to the same, and which is identified by the number F/ 1652.

“Business Day”:	means those days on which credit institutions in Mexico City, Federal District, are open and conduct transactions.

“Settlor”:	means AT&T International, Inc.

“Beneficiary”:	means AT&T International, Inc.

“Trustee”:	means Banco Inbursa, S.A., Multiple Banking Institution, Inbursa Financial Group.

“Credit Institution”:	means any multiple banking institution duly authorized to operate as such by the National Banking and Securities Commission.

“Parties”:	Means, collectively, the Settlor, the Trustee and the Beneficiary, as provided clause FOURTH of this Agreement.

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“Trust Assets”:	means the set of assets and rights mentioned in clause FIFTH of this Agreement.
SECOND.- ESTABLISHMENT. The Settlor hereby establishes an Administration and Investment Trust, and for that purpose it sets aside under this Agreement $1.00 (One Mexican peso 00/100), by means of electronic funds transfer to the account [bearing] CLABE No. 036180120998600124 at Banco Inbursa, S.A., Multiple Banking Institution, Inbursa Financial Group, hereinafter the “Initial Contribution”. The Initial Contribution may be increased at any time by means of contribution of other assets or rights to the Trust Assets.
Similarly, the Settlor may at any time place into this Trust any Series “L” shares representing equity capital of AMX, as well as any funds in cash needed in order to acquire such Series “L” shares of AMX.
For its part, the Trustee hereby grants to the Settlor by means of this instrument the fullest receipt allowed by law for the Initial Contribution and agrees to use it for the purposes established in this Trust.
THIRD.- APPOINTMENT AND ACCEPTANCE OF THE TRUSTEE. The Settlor appoints as a trust institution Banco Inbursa, S.A., Multiple Banking Institution, Inbursa Financial Group, which hereby accepts the role bestowed upon it and proclaims its faithful and legal performance thereof.
FOURTH.- PARTIES. The parties to this Trust are:

SETTLOR:	AT&T International, Inc.

TRUSTEE:	Banco Inbursa, S.A., Multiple Banking Institution, Inbursa Financial Group, Trust Division

BENEFICIARY:	AT&T International, Inc.
FIFTH.- TRUST ASSETS. The assets of the Trust comprise the Initial Contribution as well as any other asset or right that from time to time the Settlor may contribute to it.
By virtue of the above, the Trust Assets may be increased by:
a)	Contributions in cash that the Settlor may make from time to time in order for the Trustee to acquire Series “L” shares of AMX on or outside of the MSE, as the Settlor may instruct in writing.
b)	The Series “L” shares of AMX that the Settlor may contribute.

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c)	Any amounts that correspond to the Series “L” shares of AMX by virtue of any stock dividends or, if applicable, amortization of shares or reimbursement for reductions in equity capital or for any other reason.
d)	Any additional Series “L” shares AMX by way of stock dividends, splits or capitalization of gains.
e)	The sales price of the Series “L” shares of AMX, when the Settlor instructs the Trustee in writing to sell said shares.
f)	Any cash proceeds and gains from investment, reinvestments or interest accrued on the Initial Contribution and other liquid resources making up the Trust Assets.
g) Any amounts of money or additional securities that the Settlor may contribute.
The Initial Contribution and the set of assets referred to in subsections a) through g) of this clause are hereinafter collectively referred to as the “Trust Assets”.
The Trustee will in no event be responsible for verifying the source or origin of the assets and/or funds that may be contributed to the Trust Assets, nor for verifying or determining the financial or ethical solvency of the Settlor, and the Trustee is hereby released from any liability that might arise for that reason.
SIXTH.- OBJECTIVES OF THE TRUST. The objectives of the Trust are the following:
1.	For the Trustee to receive and maintain title to the assets that constitute the Trust Assets under this Agreement and administer and invest them, together with any returns thereon and other accretions, in accordance with the investment policy referred to in clause SEVENTH of this Agreement.
2.	For the Trustee to receive, from time to time, (i) money that the Settlor may give to it in order to acquire, upon written instructions from the Settlor, a certain number of Series “L” shares of AMX, on or outside of the Mexican Stock Exchange, and/or (ii) the Series “L” shares of AMX that may be delivered to it by the Settlor, retaining ownership of and title to such shares and keeping them in trust, in accordance with the terms and provisions established in this Agreement.
3.	With respect to the Series “L” shares of AMX that end up becoming a part of the Trust Assets:
a)	For the Trustee, upon written instruction from the Settlor, to exercise whatever corporate, financial and ownership rights that may arise from the Series “L” shares of AMX, and the securities, upon the terms and in the manner communicated to it;

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b)	For the Trustee, upon written instruction received from the Settlor, to subscribe and pay for, out of the Trust Assets or with funds that may have previously been contributed, any shares issued for the purpose of AMX capital increases, specifically in the Series “L” shares of AMX, and of capital increases of issuers whose securities have been placed in this Trust.

c)	For the Trustee to charge and receive in timely fashion any amounts or assets that might correspond to the Series “L” shares of AMX and the securities, and apply them in accordance with the investment policy referred to in clause SEVENTH of this Agreement.

d)	For the Trustee to grant a power of attorney, when so requested in writing by the Settlor, to the person indicated in writing, on such terms as it may direct for exercising all voting rights corresponding to the Series “L” shares of AMX, in the understanding that the Settlor must request such power of attorney at least 5 (five) business days in advance of the shareholders meeting of AMX. The Trustee will have no liability to the Settlor if the latter does not deliver written instructions on time in accordance with this Agreement.
In no event will the Trustee be required to physically deliver any securities or instruments acquired as a result of the investments made.
4.	Whenever expressly instructed by the Settlor in writing to do so, the Trustee will transfer, deliver or sell, in whole or in part, the beneficiary rights or share certificates of the Series “L” shares of AMX, and securities, that are in the Trust, on or outside of the MSE, on the terms and conditions set by the Settlor.
5.	In accordance with written instructions it receives from the Settlor, for the Trustee to effect any and all actions, agreements and contracts necessary to achieve the objectives of this Trust.
6.	For the Trustee, upon written instruction from the Settlor, to grant powers of attorney to the person or persons it indicates for the defense of the Trust Assets.
7.	For the Trustee to pay, out of the Trust Assets and to the extent they last and are sufficient, all expenses, commissions, fees, taxes, or any other payment arising out of or derived from this Trust, from the time it is established until it is extinguished, including expenses necessary to purchase the Series “L” shares of AMX, which must be previously approved in writing by the Settlor.

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8.	That upon the expiration of the Trust, the Trustee shall deliver to the Settlor any assets and/or rights that at that moment are part of the Trust Assets, as instructed in writing.
SEVENTH.- INVESTMENT POLICY. The Trustee will invest the funds from the Trust Assets, adhering at all times to the instructions issued in writing for this purpose by the Settlor. In the event that the instructions were not sufficiently precise or were not received, the Trustee will invest funds from the Trust Assets in fixed-income securities or in Investment Companies with debt instruments for individuals run by Operadora de Inbursa de Sociedades de Inversión, S.A. de C.V., Inbursa Financial Group, in the understanding that the investment period for funds from the Trust Assets will be determined by the Settlor committee and such period may be from 1 (one) day to 5 (five) years.
In particular, the investments will at all times be subject to their own marketability and liquidity and, in general, to market conditions prevailing at the time.
Further, the Settlor hereby releases the Trustee from any liability arising from investments made pursuant to instructions issued by the Settlor or to the provisions of the first paragraph of this clause SEVENTH, as well as from losses or diminutions that might affect the Trust Assets as a consequence of investments made by the Trustee, and the Settlor may not charge the Trustee with any liability therefor, provided that the Trustee has conducted itself in accordance with Article 391 of the General Law of Negotiable Instruments and Credit Transactions.
In the event that the Trustee is instructed to invest in securities, in accordance with the investment policy referred to in this clause and any instructions that the Settlor may give to it in writing, the Trustee must clearly specify the securities, debentures or other instruments in which it wishes to invest, naming the issuers, describing the characteristics of the securities and, as applicable, its investment rating.
The Trustee is authorized to enter into investment contracts that may be required with Inversora Bursátil, S.A. de C.V., Brokers, Inbursa Financial Group, as well as with any other entity belonging to Inbursa Financial Group and/or any financial institution that the latter may duly authorize to do so under applicable legislation, in order to make the investment and manage the funds that make up the Trust Assets.
Any funds that the Trustee receives that are not immediately invested under this clause and/or are not immediately applied to achieve the objectives of this Trust, must be deposited in a Credit Institution no later than the day following the day they are received, until such time as they are applied to the purpose agreed upon in this Trust; if they are deposited in the Credit Institution acting as Trustee, that is, in Banco Inbursa, S.A>, Multiple Banking Institution, Inbursa Financial Group, the latter must accrue interest at the highest rate that said Institution pays for transactions of the same duration and similar amount on the same dates on which it is deposited.

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The Trustee may take any and all actions and enter into any and all contract that may be required to make the investment and administer the funds that make up Trust Assets, but will not be required to physically deliver any certificates evidencing any securities or instruments acquired as a result of the investments made.
The Settlor hereby acknowledges and accepts that the Trustee may enter into transactions with Banco Inbursa, S.A., Multiple Banking Institution, Inbursa Financial Group, acting on its own account under the provisions of the CIRCULAR 1/2005, REGARDING THE RULES TO WHICH CREDIT INSTITUTIONS ARE SUBJECT, BROKERAGE FIRMS, INSURANCE INSTITUTIONS; BOND INSTITUTIONS, FINANCIAL COMPANIES WITH LIMITED PURPOSE AND RURAL FINANCE, IN TRUST TRANSACTIONS (“CIRCULAR 1/2005”), upon instructions that the Settlor may give to the Trustee for each transaction.
The above is in the understanding that the obligations that the Trustee undertakes acting in such capacity and on its own account may not be the object of any judicial action that could lead to the confusion of rights under the civil legislation in accordance with the provisions of Circular 1/2005.
EIGHTH.- DURATION OF THE TRUST. This Trust Agreement will have the duration necessary for the accomplishment of its objectives, but it may not exceed the maximum period established in the law for this type of contract, and it will be extinguished by any of the circumstances foreseen in Article 392 of the General Law of Negotiable Instruments and Credit Transactions.
NINTH.- SETTLOR INSTRUCTIONS. All of the instructions the Settlor gives to the Trustee must be in writing and must be [given] at least 5 (five) days prior to the date on which they are to be executed; otherwise, the Trustee will be authorized not to execute them, without liability therefor. The above will not be applicable to the first instruction issued by the Settlor to the Trustee within 5 (five) days after the date this Agreement is signed; that instruction must be carried out on the date of its receipt by the Trustee.
In the event of a request for power(s) of attorney to exercise the voting rights corresponding to the Series “L” shares of AMX, the Settlor shall the instruction at least 5 (five) business days in advance of the AMX shareholders’ meeting.
The instructions that the Settlor issues in accordance with the provisions of the 2 (two) paragraphs above shall be signed by the person or persons duly authorized by the Settlor.

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The Settlor hereby acknowledges and accepts that it is not its intention to establish a technical committee to instruct the Trustee, and thus it releases the Trustee from any present or future liability in that regard; therefore, the Trustee will act on instructions from the Settlor and so long as it acts in compliance with such instructions, it will be free of any liability.
TENTH.- AUTHORITY AND DUTIES OF THE SETTLOR. The Settlor will have the following powers and duties:
1.	To instruct the Trustee to acquire, using the Trust Assets to the extent they last and are sufficient, a certain number of Series “L” shares representing the equity capital of AMX.
2.	To instruct the Trustee as to the handling, administration and investment of the Trust Assets, in accordance with the terms and conditions set out in this Agreement.
3.	To appoint the person or persons who will be responsible for the defense of the Trust Assets in the event of controversy, and to instruct the Trustee to grant, at the expense of the Trust Assets, grant powers of attorney to the persons that the Settlor indicates.
4.	To resolve matters with respect to the substitution of the Trustee of this Trust when it considers it necessary to do so or upon the resignation of the Trustee, and appoint a substitute trustee as needed in accordance with the provisions of clause SEVENTEENTH hereof.
5.	To instruct the Trustee to execute into writs, contracts and agreements that the Settlor itself may decide for the Trustee to execute so as to achieve the objectives of this Trust, provided they do not contravene any legal ordinance.
6.	In general, the Settlor will have the widest possible authority to resolve and make decisions regarding situations that arise during the term of this Trust.
The Trustee will be free of any liability for any and all acts that it carries out in compliance with instructions it receives from the Settlor, in the understanding that neither will it be responsible for complying with said instructions when these contravene the objectives of the Trust and run contrary to law. In the latter case, the Trustee must inform the Settlor within 5 (five) business days following its receipt of the instructions in question, of its decision not to comply with them and the grounds for not doing so.
ELEVENTH.- TRUST STATEMENTS OF ACCOUNT. The Trustee shall report monthly, by any reliable means, on activities conducted in this Trust during the corresponding period, with respect to the entirety of the Trust Assets; the corresponding statement of account shall be delivered by the Trustee within 5 business days following the close of the period in question.

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The Settlor will have a period of 15 (fifteen) calendar days, starting on the date the immediately preceding period ends, to tell the Trustee about any clarifications it wishes to make in the statement of account. In the event they are not timely received, it should request of the Trustee a copy of the same so that, if necessary, it may make the clarifications on time. Once the time has elapsed, the statement of account will be constitute full proof in favor of the Trustee, and the provisions of the second paragraph of Article 58 of the Law of Credit Institutions will apply.
TWELFTH.- TRUSTEE’S AUTHORITY. The Trustee shall have all the authority expressly conferred upon it for the management of this Trust, as well as all that may be necessary to meet the objectives thereof, but it will not be responsible for gains or losses on the securities that make up the Trust Assets, and the Settlor therefore assumes any and all risks that may arise concerning it.
The Trustee will only be liable for its performance in this Trust pursuant to the provisions of Article 391 of the General Law of Negotiable Instruments and Credit Transactions.
THIRTEENTH.- TRUSTEE’S FEES. For its performance on this Trust, the Trustee will charge the following commissions:
a)	Fees for the acceptance and preparation of the Trust Agreement. A single payment in the amount of US$818,751.37 (Eight Hundred Eighteen Thousand Seven Hundred Fifty-One Dollars 37/100 Legal Currency in the United States of America); this amount includes the Value Added Tax (VAT).
b)	Fees for handling and administration of the Trust. The amount of $10,000 (Ten thousand Mexican pesos 00/100) monthly, plus the corresponding Value Added Tax (VAT), payable monthly in advance.
c)	Fees for modifications to the Trust. The amount of $5,000 (Five thousand Mexican pesos 00/100) plus the corresponding Value Added Tax (VAT), on each occasion. Modification shall mean instances in which it becomes necessary to execute amendments, without going beyond the objectives originally agreed upon.
d)	Fees for the granting of powers of attorney. The amount of $2,500 (Two thousand five hundred Mexican pesos 00/100) for each instrument that the TRUSTEE signs, plus the corresponding Value Added Tax (VAT).
e)	Commission on Check Drawn and/or Electronic Transfer: he amount of $50 (Fifty Mexican pesos 00/100), plus the corresponding Value Added Tax (VAT), payable for each event.
f)	Trustee Fees for taking actions other than those set out in this Trust will be set by the TRUSTEE, keeping in mind the conditions and terms of each particular case, setting as a minimum the amount of $3,000 (Three thousand Mexican pesos 00/100), plus the corresponding Value Added Tax (VAT) for each action.

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The fees established in subsections b), c), d), e) and f) above will be reviewed and adjusted annually by the Trustee, based upon the National Consumer Price Index (NCPI) published by the Bank of Mexico.
All the expenses, fees, taxes, commissions, notarial fees and any other amounts of the same nature that may be generated based on the establishment or extinguishment of the Trust will be paid by the Settlor and/or, as appropriate, charged against the Trust Assets.
The Settlor hereby expressly authorizes and empowers the Trustee to debit the Trust Assets for the amount of its fees provided that cash money is available; in exchange for delivery by the Trustee of the duly requested invoice for tax purposes covering the payment involved.
In the event that the Trustee is not paid its fees described in the preceding paragraph in timely fashion, the Settlor shall pay to the Trustee, as late-payment interest, the equivalent of twice the average auction rate on 28-day Cetes, calculated on the amount of the unpaid fees for so long as they remain outstanding.
The Trustee reserves the right to apply the liquidated damages (pena convencional) agreed upon herein, as well as to exercise, if applicable, any legal actions to recover debts from the Settlor.
The Trustee may refrain from carrying out any action arising under this Agreement if there are fees outstanding, or if the Trust Assets are insufficient to meet the obligation in question arising out of the Trust.
FOURTEENTH.- OTHER EXPENSES AND COMMISSIONS. The amount of any fees, expenses or commissions arising from the execution of the objectives of this Trust will be paid out of the Trust Assets and, in the event that the Trust Assets are illiquid, the fees, expenses or commissions shall be paid by the Settlor.
FIFTEENTH.- INDEMNIFICATION, RELEASE AND PEFORMANCE OF THE TRUSTEE. The Settlor hereby undertakes to defend and shall hold harmless the Trustee and its appointed fiduciaries, officers, employees, and attorneys-in-fact from any and all liability, damages, obligation, lawsuits, judicial orders, transactions, requirements, expenses and/or costs of any kind, including reasonable, documented attorneys’ fees that may, directly or indirectly, be enforced against, result from, be imposed upon, or incurred by, for the purpose of or as a consequence of, actions taken by the Trustee in furtherance of the objectives set out in this Trust and the defense of the Trust Assets or for claims, fines, penalties and any other debt of any kind in relation to the Trust Assets or this Trust, whether before administrative or judicial authorities, arbitral tribunals or any other instance, both of a local or federal nature. The above is provided that the Trustee has

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acted in strict adherence to the instructions issued by the Settlor and to the terms and conditions set out in this Agreement.
In the event that there arises any fact situation or action by the authorities, or a consequence of a legal nature, that gives rise to financial responsibilities concerning this Trust and/or the Trust Assets caused by acts or omissions of the Settlor and/or the Trustee in meeting the objectives of this Trust, by third parties, including payments related to actions and items mentioned in the paragraph above. The payment arising out of such financial responsibilities will be the responsibility of the Settlor, which must respond to the payment made or to be made to the Trustee, waiving any benefits of order or discussion or that might otherwise be available to it under the law.
The Parties agree that the Settlor will be responsible for: (i) indemnifying and holding harmless the Trustee, its appointed fiduciaries, employees, attorneys-in-fact and other personnel in the event that any claim, proceeding, trial, lawsuit, liability, loss, damages, sanctions, legal actions or orders arise, brought, or imposed by any person or competent authority against the Trustee, its advisors, officers, authorized employees and other personnel; and (ii) reimbursed the Trustee, its appointed fiduciaries, employees, attorneys-in-fact and other personnel, for any cost, expense or payment of any type (including reasonable expenses and fees duly documented and those of legal advisors and lawyers) that it might incur, or any damages that it suffers by virtue of any claim, trial, proceeding, lawsuit, liability, loss, damage, sanction, legal action or order brought, or imposed against the Trustee, its advisors, officers, employees, attorneys-in-fact and other personnel that a judicial or administrative authority might issue in unappealable form, in relation to the validity and legality of this Trust, or any actions carried out by the Trustee in accordance with the instructions that it receives in writing under this Agreement, as applicable, except for actions taken negligently, fraudulently or in bad faith.
The Trustee will have the right to be represented by its own advisors in such proceedings. The Trustee will have the right for the Settlor to pay any fees, expenses and costs (that are reasonable and duly documented) related to such proceedings, within 10 (ten) Business Days from the date on which the Trustee shall so request in writing (together with documentation substantiating same).
All acts that the Trustee may carry out by direction and/or instructions given to it by the Settlor will always be of that nature and thus will not be deemed to be actions by the Trustee itself, and the Trustee will perform its duties in furtherance of the purposes established in this Trust; therefore it will not be authorized to carry out any act or deed alien to the achievement of such ends. The obligations of the Trustee will be expressly limited to carrying out the objectives in this Trust.

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All payments, obligations and responsibilities that the Trustee may assume in execution of instructions issued by the Settlor will be at the expense of the Trust Assets up to their full extent, and in the event that sufficient funds do not exist, will be at the exclusive expense of the Settlor.
In no case will the Trustee be obligated to obey instructions that are violative of any legal rule or that contravene or are given in excess of the purposes of this Trust or that are impossible to carry out.
The Settlor hereby releases the Trustee from all responsibility related to conflicts that might arise between the Settlor and third parties, as a result of the entering into or administration of this Trust, in adherence to the terms of the same, provided that the Trustee has conducted itself in conformity with Article 391 of the Law of Titles and Credit Transactions.
So long as the Trustee acts in strict accordance with the instructions or agreements of the Settlor, it will be free of all responsibility.
The Parties hereby acknowledge and accept that, once this Trust has been revoked, extinguished, and/or cancelled, the Trustee will have no obligation to furnish them with any information and/or documentation whatsoever out of this Trust and/or in relation to it, except as required by law.
The Trustee will be civilly liable for any damages that it might cause the Settlor as a result of noncompliance with its obligations as agreed upon in this Trust, and will also be liable for any losses suffered by the Trust Assets arising from its negligence, culpability or fraud, as well as for the failure to comply with instructions issued by the Settlor.
SIXTEENTH.- PROHIBITIONS. The Trustee may only charge the Trust Assets for fees and other amounts that are set out in clause THIRTEENTH of this Agreement, except for any additional amounts that the Settlor may instruct in writing for the due performance of this Trust and those described in this Agreement for carrying out the objectives thereof or with other obligations required of the Trustee.
The Settlor hereby acknowledges and accepts that that the Trustee may no conduct transactions in securities other than those indicated in clause SEVENTH hereof, as provided in Circular 1/2005.
Similarly, the Trustee may not carry out transactions on terms and conditions contrary to the internal policies of the Trustee or to sound financial practices.

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SEVENTEENTH.- RESIGNATION AND SUBSTITUTION OF THE TRUSTEE. The Parties agree that the Trustee may resign its duties and be substituted in them by such fiduciary institution as the Settlor may appoint. In the event of resignation or substitution of the Trustee, the relevant Parties shall so communicate in writing to the other Party at least 30 (thirty) calendar days in advance.
Upon the cessation of its duties, by resignation or substitution, the Trustee will prepare a balance sheet of the Trust Assets, which will cover the period from the last statement of account submitted up to the effective date of such resignation or substitution.
The Settlor will have a period of 15 (fifteen) calendar days from its receipt of the report to examine said report and formulate the clarifications it deems pertinent. Once this period has expired without any observation having been presented, such report will be tacitly approved.
Upon appointing the successor or successor to the fiduciary function, the new trustee or trustees will be invested with all the authority, rights, powers and obligations established for the Trustee under this Trust Agreement and those that may arise by law, and shall take possession of the assets that then make up the Trust Assets, which will be transferred in accordance with the applicable tax provisions. From that moment on, all references in this Agreement made to the Trustee will be understood to be made to the substitute trustee or trustees.
EIGHTEENTH.- DEFENSE OF THE TRUST ASSETS. The Trustee will not be responsible for deeds, acts or omissions of the Parties or of third parties or of authorities that may impede or hinder fulfillment of the objectives of this Agreement; in the event a conflict arises that might affect the Trust Assets, the Trustee’s responsibility will be limited to granting, in due time and form, at the expense of the Trust Assets, sufficient powers of attorney to the person or persons the Settlor may appoint in writing.
Therefore, the Trustee will not be responsible for the results of the actions of the attorneys-in-fact or for the payment of professional fees or expenses. If the Trustee receives a notice, summons or any claim related to the Trust Assets, it will immediately make the Settlor or the attorney-in-fact, if any, aware of it so that it may intercede in defense of the Trust Assets; with this notice and the granting of the corresponding powers of attorney under the preceding paragraph, the Trustee’s responsibility shall cease.
NINETEENTH.- TAXES. All taxes that may arise from the transactions carried out in furtherance of the ends established in this Trust Agreement will be for the account and at the expense of the Party on whom the applicable tax provisions impose said charge, and the Trustee will thus assume no liability for such obligations.
TWENTIETH.- ASSIGNMENT OR TRANSFER OF FIDUCIARY RIGHTS. The Beneficiary may not assign or in any other way transfer its rights as beneficiary under this Agreement unless it has the prior written consent of the Trustee, such consent not to be withheld without justification, since such rights are of an extremely individual nature. In no event may the Beneficiary pledge its beneficiary rights in guarantee unless it has

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the prior written consent of the Trustee, such consent not to be withheld without justification; without such consent, such encumbrance or guarantee will be null and void, will have no legal effect whatsoever and will not be recognized by the Trustee.
TWENTY-FIRST.- ADDRESSESS. For purposes of any notice, notification or communication that the Parties must give each other under this Trust Agreement, the Parties indicate as their current tax domiciles/addresses the following:

SETTLOR:	208 S. Akard St.
Dallas, Texas
75202
United States of America

Attn: Bill Caldwell

With a copy to:

Haynes & Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219-7673
Attn: Alberto de la Peña
Fax No.: (214) 200-0580

TRUSTEE:	Paseo Palmas 736
Colonia Lomas de Chapultepec, C.P. 11000
México, D.F.
A change of address by any of the Parties shall be notified in writing to the other Parties, in the understanding that all notices and notifications made at the most recent address indicated will have full legal effect and will release whoever gave it from any responsibility therefor.
TWENTY-SECOND.- HEADINGS. Titles and headings included in this Agreement are used only for purposes of convenience and will not affect the interpretation of this Agreement.
TWENTY-THIRD.- JURISDICTION AND COMPETENCE. For the interpretation and performance under this Agreement, the Parties expressly submit to the courts of México City, Federal District, and expressly waive any other forum that by reason of their present or future domicile or for any other reason might apply.
Aware of the content and scope of this Agreement, the parties sign it in acceptance on the 10th day of June, 2010, on the following signature page

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This Agreement and its appendix [sic] are signed in three originals on June 10 , 2010.

TRUSTEE BANCO INBURSA, S.A., Multiple Banking Institution, Inbursa Financial Group, Trust Division
By:	/s/ Jose Alejandro Morales Sotarriba
Jose Alejandro Morales Sotarriba
Delegate Trustee

SETTLOR AND BENEFICIARY AT&T INTERNATIONAL, INC.
By:	/s/ Jonathan Paul Klug
Jonathan Paul Klug
Representative:

THIS SIGNATURE PAGE CORRESPONDS TO THE TRUST ADMINISTRATION AND INVESTMENT AGREEMENT ENTERED INTO, ON THE ONE HAND, BY AT&T INTERNATIONAL, INC., REPRESENTED HEREIN BY JONATHAN PAUL KLUG; AND, ON THE OTHER, BY BANCO INBURSA, S.A., MULTIPLE BANKING INSTITUTION, INBURSA FINANCIAL GROUP, REPRESENTED BY ITS DELEGATE TRUSTEE, C.P. JOSÉ ALEJANDRO MORALES SOTARRIBA.